Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2025, with respect to the consolidated financial statements of Comerica Incorporated, and the effectiveness of internal control over financial reporting of Comerica Incorporated, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission, included in the Proxy Statement of Fifth Third Bancorp that is made a part of the Registration Statement (Form S-4) and Prospectus of Fifth Third Bancorp for the registration of shares of its common stock.

/s/ Ernst & Young LLP

November 5, 2025

Dallas, Texas